Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE Year Ended December 31, 2025

Denver, Colorado – March 18, 2026 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its full-year operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico, and a corporate update on its other activities.

“We are pleased to report a successful operational turnaround during 2025 that culminated in a strong fourth quarter finish and over $25 million in cash and equivalents on the balance sheet,” said Allen Palmiere, President and CEO. “Obviously, favorable metal prices were a meaningful contribution which realized an average of $55 per ounce for silver and $4,234 per ounce for gold metal sales. Production from our Three Sisters zone made a significant contribution, as expected, and as a result we anticipate that silver will represent approximately 40% of our output from this zone in 2026 and enhance our leverage to the silver market. Our operations team in Mexico has executed exceptionally well on our 2025 objectives, delivering solid year end results, positioning us for continued momentum in the year ahead.”

Don David Gold Mine:

●	Production substantially improved, as the Company began receiving newly acquired equipment at the end of the third quarter. The additional equipment, combined with the strategic use of third-party contractors, enabled an increase in available headings to mine and a subsequent improvement in production.
●	DDGM produced and sold a total of 23,125 gold equivalent ounces, comprising of 4,944 gold ounces and 1,461,898 silver ounces, sold at an average price per ounce of $3,657 and $45.48, respectively. DDGM total cash costs after co-product credits per gold equivalent (“AuEq”)[1] ounce sold and DDGM all-in sustaining cost per AuEq ounce sold for the year were $2,205 and $2,807, respectively. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures for a reconciliation of non-GAAP measures to applicable GAAP measures.
●	DDGM received the Mexican Empresa Socialmente Responsable (“ESR”) award in 2025 for the eleventh consecutive year.
●	During 2025, the Company’s exploration program focused on underground grade-control and infill drilling in support of near-term production, primarily at the Three Sisters and Arista vein systems. At Three Sisters, drilling targeted the Sandy and Sadie vein sets to refine and validate the geologic model for production planning. Additional definition drilling was completed on multiple veins within the Arista system, including Splay 31, Candelaria, Marena, Santa Helena, Viridiana, and Marena North, as well as the Soledad South vein in the Switchback vein system. Exploration-related underground development advanced throughout the year, positioning the Company to continue expansion drilling in early 2026. In addition, limited surface infill drilling also commenced at the Alta Gracia project in the fourth quarter, focusing on the Mirador vein system.

Corporate and Financial:

●	The Company closed the year with a $25.0 million cash and cash equivalents balance at December 31, 2025. The increase of $23.4 million from December 31, 2024 is the result of the Company’s focus on improving its cash position, mostly through the issuance of debt and equity in 2025, as well as improved production and higher metal prices.
o	The Company raised $2.5 million through a registered direct offering in January 2025. In September 2025, the Company closed on a second registered direct offering of $11.4 million for the sale of 25,315,954 shares of the Company’s common stock at a price of $0.45 per share. The Company issued 14,204,846 of these shares, for the fair value of approximately $6.4 million, to fully pay off the term loan received in June 2025, as a non-cash equity settlement.
o	The Company raised $8.6 million through its At-The-Market Offering Program (the “ATM Program”), after deducting the agent’s commissions and other expenses.
o	In February 2025, the Company sold its interest in Green Light Metals for $0.9 million in proceeds.
o	On May 7, 2025, the Company received a tax refund of 79.6 million pesos (approximately $4.0 million) related to DDGM taxes paid in 2023.
●	Working capital at December 31, 2025, was $32.0 million, a 1,424% increase from the December 31, 2024 working capital of $2.1 million. The increase is primarily driven by the increase in cash and cash equivalents.

2025 Sustaining and Growth Investments Summary

	For the year ended December 31, 2025
	2025	2024

Sustaining Investments:
Underground Development	$3,243	$4,634
Other Sustaining Capital	6,149	2,970
Infill Drilling	1,289	977
Surface and Underground Exploration Development & Other	1,746	65
Subtotal of Sustaining Investments:	12,427	8,646
Growth Investments:
DDGM growth:
Surface Exploration / Other	1,857	1,921
Underground Exploration Drilling	-	38
Underground Exploration Development	8,906	-
Back Forty growth:
Back Forty Project Optimization & Permitting	793	378
Subtotal of Growth Investments:	11,556	2,337
Total Capital and Exploration:	$23,983	$10,983

Trending Highlights

	2024				2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Operating Data
Total tonnes milled	98,889	93,687	83,690	80,367	56,906	63,479	65,131	85,888
Average Grade
Gold (g/t)	1.89	1.27	0.54	0.64	0.70	0.56	1.11	0.96
Silver (g/t)	88	102	83	94	169	115	250	298
Copper (%)	0.37	0.26	0.19	0.20	0.18	0.13	0.16	0.16
Lead (%)	1.25	1.00	1.01	1.12	0.72	0.88	0.63	0.58
Zinc (%)	2.82	2.59	2.63	2.73	1.68	2.72	1.57	1.22
Metal production (before payable metal deductions)
Gold (ozs.)	4,757	2,947	944	1,258	903	758	1,646	1,993
Silver (ozs.)	251,707	263,023	194,525	210,581	257,285	196,435	453,057	687,523
Copper (tonnes)	280	181	93	88	54	50	73	87
Lead (tonnes)	812	616	576	678	272	373	241	306
Zinc (tonnes)	2,310	2,020	1,741	1,734	699	1,380	784	750
Metal produced and sold
Gold (ozs.)	3,557	2,724	1,357	960	859	878	1,422	1,785
Silver (ozs.)	216,535	234,560	181,434	184,804	230,320	150,365	417,710	663,503
Copper (tonnes)	264	197	98	82	50	43	67	80
Lead (tonnes)	667	491	467	548	277	272	212	253
Zinc (tonnes)	1,682	1,771	1,473	1,360	617	1,060	645	618
Average metal prices realized
Gold ($ per oz.)	$ 2,094	$ 2,465	$ 2,561	$ 2,706	$ 2,956	$ 3,350	$ 3,546	$ 4,234
Silver ($ per oz.)	$ 23.29	$ 30.49	$ 30.61	$ 31.11	$ 32.54	$ 34.35	$ 41.39	$ 55.06
Copper ($ per tonne)	$ 8,546	$ 10,428	$ 8,832	$ 8,969	$ 9,656	$ 9,619	$ 9,690	$ 11,224
Lead ($ per tonne)	$ 1,977	$ 2,235	$ 2,065	$ 1,897	$ 1,950	$ 1,887	$ 1,937	$ 1,981
Zinc ($ per tonne)	$ 2,483	$ 2,871	$ 2,854	$ 3,062	$ 2,710	$ 2,607	$ 2,841	$ 3,258
Gold equivalent ounces sold
Gold Ounces	3,557	2,724	1,357	960	859	878	1,422	1,785
Gold Equivalent Ounces from Silver	2,408	2,901	2,169	2,125	2,535	1,542	4,876	8,628
Total AuEq oz	5,965	5,625	3,526	3,085	3,394	2,420	6,298	10,413

Year-End 2025 Conference Call

The Company has elected not to hold a conference call at this time. A conference call will be scheduled in the near future to present operational results.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the Company’s expectations regarding productivity, cash flow and operating income; (ii) Company’s anticipated near-term capital needs and potential sources of capital; and (iii) the Company’s ability to achieve production targets. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@grc-usa.com

www.GoldResourceCorp.com
303-320-7708